UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 8, 2005

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	0-14970 (Commission File Number)	94-1067973 (I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Danny W. Gurr, who was appointed President and Chief Operating Officer of the Registrant on an interim basis on March 9, 2005, will receive a fee for services as President and Chief Operating Officer in the amount of $1,250 per day of services rendered as well as reimbursement of his expenses. He will continue to receive his normal fees for service on the board of directors. See Item 5.02 in this Report on Form 8-K for further information regarding Mr. Gurr.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Murray H. Dashe terminated as Chief Executive Officer and President, and resigned as a director and Chairman of the Board on March 8, 2005. Pursuant to his Employment Agreement dated July 3, 2002, a copy of which is filed as Exhibit 10.3 to the Form 10-Q filed by the Registrant on August 27, 2002, Mr. Dashe is eligible to receive the following payments and benefits: (i) continuing payment of his current base salary for two years from termination; (ii) a lump-sum payment of his target bonus for the current fiscal year; (iii) continued participation for himself and his covered dependents, at no additional after-tax cost to him, that he would have had as an employee in all welfare plans for 24 months from termination, to the extent he is eligible under such plans; (iv) acceleration of the vesting of all of his stock options; and (v) accrued salary, bonus and unused vacation through the date of termination (these amounts have been paid).

Effective March 9, 2005, Danny W. Gurr was appointed President and Chief Operating Officer on an interim basis to assist in the transition while the Company searches for a new Chief Executive Officer. Mr. Gurr is 47.

Mr. Gurr has been a director of the Company since November 1995. He is currently an independent management consultant. From January 2002 until July 2003, Mr. Gurr served as President of Quarto Holdings, Inc., a leading international co-edition publisher. From April 1998 to July 2001, Mr. Gurr served as President of Dorling Kindersley Publishing Inc., a publisher of illustrated books, videos and multi-media products. From September 1991 to February 1998, Mr. Gurr served as President and Chief Executive Officer of Lauriat’s Books, Inc., an operator of various bookstore chains.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC

By:	/S/ JOHN J. LUTTRELL
John J. Luttrell Executive Vice President and Chief Financial Officer (Principal Accounting Officer)

Dated: March 11, 2005